Exhibit 10.24

October 19, 2012

Chrystal Menard

[Address]

Dear Chrystal:

Cerus Corporation (“Cerus” or the “Company”) is pleased to offer you the full time position of Chief Legal Officer. In your role your primary responsibilities will be to oversee and manage Cerus’ corporate legal affairs, as well as directing and leading Cerus’ compliance activities. You will report to Obi Greenman, President and CEO. You will work at the Company’s offices in Concord, California. The Company may change your position, duties, reporting relationship, hours, and work location from time to time in its discretion.

You will be paid semi-monthly at the base rate of $11,666.66, which calculates to an annual salary of $280,000, (the quoting of an annual salary is for illustrative purposes only). In addition to your salary, you are eligible to participate our Bonus Plan for Senior Management of Cerus (the “Bonus Plan”). Annual bonuses are not guaranteed and such bonuses, if any, are awarded at the sole discretion of the Board based on its assessment of your performance and the Company’s performance with respect to corporate and personal objectives. As provided in the Bonus Plan, you must remain employed through the date the bonus is paid in order to earn and be eligible to receive a bonus; no pro rata or partial bonuses will be provided. The Board shall have the sole discretion to change or eliminate the annual bonus program at any time, and to determine the amount of bonus earned, if any. For 2013, the maximum target bonus percentage for your position is 35% of base salary.

In addition to your base salary, you will be eligible to participate in all of Cerus’ standard employee benefits plans in accordance with the terms and conditions of such plans, which include employer subsidized medical, dental and vision plan coverage, long term disability insurance, life insurance, 401(k) plan, and Cerus’ Employee Stock Purchase Plan. You will also accrue paid vacation at the rate of 20 days per year. You should note that Cerus may modify compensation and benefits from time to time in its discretion.

Subject to the approval of the Cerus Board of Directors, you will receive an option exercisable for 130,000 shares of common stock at an exercise price equal to the fair market value of such shares at the time of the grant as determined by the Board. The options shall vest as to one eighth of the shares six months after the vesting start date and as to one forty-eighth of the shares each month thereafter.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt employee, you will be occasionally asked to work additional hours as required by your assignments.

As a Cerus employee you will be expected to abide by Company rules and regulations. You will be specifically required to sign an acknowledgment that you have read, understand and will comply with the Company rules and policies contained in the Cerus Employee Handbook. In addition, as a condition of your hire and employment, you will be required to sign and comply with the enclosed Proprietary Information and Inventions Agreement.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines set forth in this paragraph. In addition, by signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that might restrict your activities on behalf of the Company in any manner.

As an employee you may terminate employment at any time and for any reason whatsoever upon notice to Cerus. Although not required, we request that, in the event of resignation, you give the Company at least two weeks notice to aid in an orderly transition of your duties and responsibilities. Cerus may terminate your employment at any time, with or without cause and with or without advance notice.

This letter agreement, together with the Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your agreement with the Company concerning your employment. The terms in this letter agreement supersede and replace any other agreements, representations or understandings, whether written, oral or implied, made to you by any party regarding your employment. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. As required by law, this offer is subject to your satisfactory proof of your identity and right to work in the United States, which must be provided no later than three days after your employment begins.

If you wish to accept employment at Cerus under the terms set out above, please sign and date this letter and return them both to me by Wednesday, October 24, 2012. If you accept our offer, your first day of employment will be Monday, December 3, 2012.

We look forward to your favorable reply and to a productive and exciting work relationship.

Sincerely,

/s/ Lori L. Roll
Lori L. Roll
Vice President, Administration

Understood and Accepted by:

/s/ Chrystal Menard
Chrystal Menard

  10/19/12

Date

Attachment — Proprietary Information and Inventions Agreement